August 16, 2000

Sean Lee
Executive Vice President Sales & Marketing
Agriblend Division
8433 N. Black Canyon Highway
Suite 100
Phoenix, AZ  85021

     Re:  Distribution Agreement

Dear Sean,

     UAP Southwest (UAP SW) will enter into a distribution agreement with Agriblend, a division of American Soil Technologies Inc. This Agreement is exclusive between the parties under the following terms, and such other terms and conditions are customary in a transaction of this nature, and gives UAP SW the exclusive right to distribute, sale and promote Agriblend Plus within Texas, Oklahoma and New Mexico.

Terms:

     1.   Sales
          *    Year 1 - No sales quota
          *    Year 2 - Purchases equal to or greater than $300,000
          *    Year 3 - Purchases equal to or greater than $450,000.
          *    Year 4 - Purchases equal to or greater than $540,000

Extenuating circumstances of force majeure, or severe economic distress by a party will provide temporary relief from this Agreement.

     2.   Inventory

          * UAP SW and Agriblend will evaluate ending inventory of Agriblend Plus no later than December 1 of each year to assess if adequate for next season.

     3. The Texas Agriblend Regional Manager shall have access to UAP SW's sales force for education and sales support.

     4. Agriblend will contribute 5% of purchases for advertising, promotion and sales support up to $100,000. Agriblend will contribute 21/2% of purchases for advertising, promotion and sales support after $100,000 up to $500,000. This fee will be paid each year of this Agreement to UAP SW, quarterly, based on purchases from Agriblend (March 1, June 1, September 1, and December 1).

     5. UAP SW will provide Agriblend the opportunity to jointly exhibit in any regional farm shows for the duration of this Agreement.

     6. Should Agriblend and UAP SW agree on expansion of this Agreement outside UAP SW's market area, the agreement with these regions would be substantially similar to the contract with UAP SW.

     7. Should UAP SW, for promotional reasons, in year one give discounts on product, then Agriblend will participate in that discount up to 25% of the discount in free goods.

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     8.   Agriblend recognizes that UAP SW, and its affiliates have a horticultural division that specializes in golf and turf. Agriblend will extend to UAP SW a similar agreement as to that extended to UAP SW.

     9. If either party breaks any part of this agreement, then the agreement can be cancelled given 60 days written notice and providing both parties meet to discuss concerns.

     10. Agriblend fully indemnifies and holds harmless UAP SW in relation to product warranties, liabilities, complaints and suits based on Agriblend's negligence or breach of this Agreement.

     11. This Agreement's terms begin at the time that this Letter Agreement is executed and delivered by each of the parties.

     12. The parties expect to enter into a complete Supply and Distribution Agreement within sixty (60) days of this Agreement.

     13. Agriblend agrees to sell UAP Southwest Agriblend Plus at a cost of $1.99 per pound. This price will be evaluated yearly.

     14.  Agriblend agrees to extend to UAP Southwest terms of net 30 days.

     15. Agriblend agrees that a minimum shipment will be 1 pallet = 2,000 pounds.

     Should these arrangements be acceptable, then UAP SW and Agriblend will enter into a formal agreement.



/s/ Steve Henning                                Date: 8/23/00
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Steve Henning
Product & Market Manager
UAP Southwest



/s/ Sean Lee                                     Date: 8/25/00
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Sean Lee
Executive Vice President, Sales & Marketing
American Soil Technologies, Inc.

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